SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------


                                   FORM 8-K/A

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported)   December 23, 1998
                                                 -------------------------------


                        Lund International Holdings, Inc.
--------------------------------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


           Delaware                       0-16319                41-1568618
--------------------------------------------------------------------------------
(State of Other Jurisdiction of   (Commission File Number)     (IRS Employer
        Incorporation)                                       Identification No.)


           911 Lund Boulevard, Anoka, Minnesota                     55303
--------------------------------------------------------------------------------
         (Address of Principal Executive Offices)                 (Zip Code)


Registrant's telephone number, including are code      612.576.4200
                                                  ------------------------------


--------------------------------------------------------------------------------
             (Former Name or Address, if Changed Since Last Report)

         The undersigned registrant hereby amends the following items, financial statements, pro forma financial information and exhibits, if any, or other portions of its Report on Form 8-K filed on January 6, 1999.


ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL STATEMENTS AND EXHIBITS.

         (a) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

             Financial statements required to be filed pursuant to Item 7 of Report on Form 8-K filed on January 6, 1999.

                     VENTSHADE HOLDINGS, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1998

                                   (Unaudited)


ASSETS
Current assets:
   Cash and cash equivalents                               $   637,772
    Accounts receivable, less allowance for doubtful
      accounts of $550,000                                  12,780,383
    Inventories                                              3,545,030
    Prepaid expenses and other current assets                  658,940
    Deferred income taxes                                    1,009,691
                                                           -----------
Total current assets                                        18,631,816
Property and equipment, net                                  5,601,244
Goodwill, net                                               10,387,777
Deferred financing costs, net                                  441,345
Miscellaneous                                                   87,396
                                                           -----------
                                                           $35,149,578
                                                           ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Revolving line of credit                               $ 4,450,000
    Accounts payable                                         1,846,775
    Accrued expenses:
      Payroll and related expenses                           1,251,126
      Other                                                  2,680,517
  Current portion of long-term debt                          2,437,500
                                                           -----------
Total current liabilities                                   12,665,918
Long-term debt, less current portion                        10,875,000
Notes payable                                                6,500,000
Deferred income taxes                                          666,170
                                                           -----------
Total liabilities                                           30,707,088
Commitments
Preferred stock                                                555,893
Additional paid-in capital                                   2,149,978
Net common stockholders' equity:
Class A common stock                                            54,000
Class B common stock                                            45,000
Retained earnings                                            1,637,619
                                                           -----------
Net common stockholders' equity:                             1,736,619
                                                           -----------
                                                           $35,149,578
                                                           ===========


         THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS

                     VENTSHADE HOLDINGS, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                   (Unaudited)


                                             Nine Months Ended September 30,
                                                  1998             1997
                                             ------------------------------

Net sales                                    $ 41,816,653      $ 37,454,864

Cost of goods sold                             24,115,247        21,048,771
                                             ------------------------------
Gross profit                                   17,701,406        16,406,093

Costs and expenses:
    General and administrative expenses         3,410,543         3,578,574
    Selling expenses                            3,533,016         3,299,240
    Shipping expenses                           3,200,286         3,392,759
    Amortization of intangibles                   794,367           794,367
    Other                                         366,763           252,250

                                             ------------------------------
 Total costs and expenses                      11,304,975        11,317,190
                                             ------------------------------
 Operating income                               6,396,431         5,088,903

 Other expenses:
    Interest expense                            1,897,810         2,016,805
                                             ------------------------------

 Income before income taxes                     4,498,621         3,072,098
 Income taxes                                   1,142,492           732,145
                                             ------------------------------
 Net income                                  $  3,356,129      $  2,339,953
                                             ==============================


         THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS

                     VENTSHADE HOLDINGS, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                   (Unaudited)

                                                            Nine Months Ended September 30,
                                                                 1998             1997
                                                            -------------------------------
Operating activities:
Net income                                                   $ 3,356,129       $ 2,339,953
Adjustments to reconcile net income to cash used
   in operating activities:
       Depreciation and amortization                           1,904,102         1,766,262
       Loss on sale of assets                                    278,026            46,209
       Changes in operating assets and liabilities:
          Trade accounts receivable                              166,891        (3,892,559)
          Inventories                                           (355,248)         (450,687)
          Prepaid expenses and other assets                   (1,020,139)         (420,699)
          Trade accounts payable                               1,092,770            95,749
          Accrued expenses                                     1,303,644        (1,955,358)
                                                             -----------------------------
 Cash provided (used in) operating activities                  6,726,175        (2,471,130)

Investing activities:
Net additions to property and equipment                       (1,396,453)       (1,499,906)
Proceeds from sale of assets                                       1,000                --
                                                             -----------------------------
Cash used in investing activities                             (1,395,453)       (1,499,906)

Financing activities:
Principal payments on long-term debt                          (1,687,500)         (500,000)
Revolving line of credit, net                                 (3,200,000)        4,050,000
                                                             -----------------------------
Cash (used) provided by financing activities                  (4,887,500)        3,550,000
                                                             -----------------------------

Net increase (decrease) in cash and cash equivalents             443,222          (421,036)
Cash and cash equivalents at beginning of year                   194,550           614,422
                                                             -----------------------------
Cash and cash equivalents at end of year                     $   637,772       $   193,386
                                                             =============================

Supplemental disclosures:
    Interest paid                                            $ 1,714,672       $ 1,815,697
                                                             =============================
    Income taxes paid (net of refunds)                       $   722,326       $   389,216
                                                             =============================


         THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS

                     VENTSHADE HOLDINGS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1      BASIS OF PRESENTATION OF UNAUDITED FINANCIAL STATEMENTS

The accompanying unaudited consolidated financial statements of Ventshade Holdings, Inc. and its wholly-owned subsidiary, Auto Ventshade Company (collectively the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (which were of a normal recurring nature) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998. For further information, refer to the audited consolidated financial statements and footnotes thereto that are included in this Form 8 K/A.


NOTE 2      INVENTORIES

Inventories consist of the following at September 30, 1998:

                                          September 30,
                                              1998
                                          ------------
                                          (unaudited)

            Raw materials                   $1,166,891
            Work in process                    535,141
            Finished goods                   1,842,998
                                          ------------
                                            $3,545,030
                                          ============


NOTE 3      COMMON STOCKHOLDERS' EQUITY (DEFICIT)

Changes in stockholders' equity (deficit) during the nine months ended September 30, 1998 were as follows:

            Common stockholders' deficit at December 31, 1997      $(1,501,117)
              Preferred stock dividend                                (118,393)
              Net income                                             3,356,129
                                                                   -----------
            Common stockholders' equity balance at
             September 30, 1998                                    $ 1,736,619
                                                                   ===========

NOTE 4      SUBSEQUENT EVENTS

On December 23, 1998, the Company was acquired by Lund International Holdings, Inc. for total consideration of approximately $66.9 million. The acquisition has been accounted for under the purchase method of accounting.

                        Consolidated Financial Statements

                            Ventshade Holdings, Inc.
                                 and Subsidiary

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                       WITH REPORT OF INDEPENDENT AUDITORS

                     VENTSHADE HOLDINGS, INC. AND SUBSIDIARY

                        CONSOLIDATED FINANCIAL STATEMENTS


                  Years ended December 31, 1997, 1996 and 1995




                                    CONTENTS

Report of Independent Auditors................................................1

Consolidated Financial Statements

Consolidated Balance Sheets...................................................2
Consolidated Statements of Operations.........................................4
Consolidated Statements of Net Common Stockholders' Deficit...................5
Consolidated Statements of Cash Flows.........................................6
Notes to Consolidated Financial Statements....................................7

[ERNST & YOUNG LLP LETTERHEAD]


                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors
Ventshade Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Ventshade Holdings, Inc. and Subsidiary as of December 31, 1997 and 1996 and the related consolidated statements of operations, net common stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ventshade Holdings, Inc. and Subsidiary at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                   /s/ ERNST & YOUNG LLP

March 19, 1998

                     VENTSHADE HOLDINGS, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31
                                                          1997            1996
                                                      ----------------------------
ASSETS
Current assets:
  Cash and cash equivalents                           $    194,550    $    614,422
  Accounts receivable, less allowance for doubtful
    accounts of $550,000 and $445,000 at
    December 31, 1997 and 1996, respectively            12,812,049       9,308,260
  Inventories                                            3,189,782       3,288,558
  Prepaid expenses                                         160,791          55,584
  Income tax receivable                                    478,700         175,000
                                                      ----------------------------
Total current assets                                    16,835,872      13,441,824



Property and equipment, net of accumulated
  depreciation and amortization                          5,593,552       4,535,655



Other:
  Goodwill, net of accumulated amortization of
    $2,836,644 and $1,913,286 at
    December 31, 1997 and 1996, respectively            11,080,295      12,003,653
  Deferred financing costs, net of accumulated
    amortization of $414,468 and $278,669 at
    December 31, 1997 and 1996, respectively               543,194         678,993
  Miscellaneous                                             97,036         457,435
                                                      ----------------------------
                                                        11,720,525      13,140,081
                                                      ----------------------------
                                                      $ 34,149,949    $ 31,117,560
                                                      ============================

                                                                 DECEMBER 31
                                                            1997             1996
                                                       -----------------------------
LIABILITIES AND NET COMMON STOCKHOLDERS'
  DEFICIT
Current liabilities:
  Revolving line of credit                             $  7,650,000     $  2,950,000
  Accounts payable                                          754,643        1,452,981
  Accrued expenses:
    Payroll and related expenses                            799,538          776,806
    Accrued market development costs                         86,000        2,386,000
    Accrued returns                                         975,000          400,000
    Other                                                 1,298,406        1,216,711
  Current portion of long-term debt                       2,250,000        1,000,000
                                                       -----------------------------
Total current liabilities                                13,813,587       10,182,498

Long-term debt, less current portion                     12,750,000       15,000,000
Notes payable due to related party                        6,500,000        6,500,000

Commitments

Redeemable nonvoting cumulative preferred
  stock, $.01 par value ($1,000 liquidation value);
  10,000 shares authorized; 2,150 shares issued
  and outstanding                                           437,501          287,723
Redeemable special voting preferred stock, $.01
  par value ($1,000 liquidation value); 1 share
  authorized issued and outstanding                              --               --
Additional paid-in capital                                2,149,978        2,149,978

Net common stockholders' deficit:
  Class A voting common stock, $1.00 par value;
    200,000 shares authorized; 54,000 shares and
    55,000 shares issued and outstanding at
    December 31, 1997 and 1996, respectively                 54,000           55,000
  Class B nonvoting common stock, $1.00 par
    value; 200,000 shares authorized; 45,000
    shares issued and outstanding at
    December 31, 1997 and 1996                               45,000           45,000
  Deficit                                                (1,600,117)      (3,102,639)
                                                       -----------------------------
Net common stockholders' deficit                         (1,501,117)      (3,002,639)
                                                       -----------------------------
                                                       $ 34,149,949     $ 31,117,560
                                                       =============================

SEE ACCOMPANYING NOTES

                     VENTSHADE HOLDINGS, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                    YEAR ENDED DECEMBER 31
                                              1997            1996            1995
                                        ---------------------------------------------
Net sales                                $ 48,686,086    $ 40,300,252    $ 28,255,759

Cost of goods sold                         28,594,515      22,461,034      15,950,962
                                         --------------------------------------------
Gross profit                               20,091,571      17,839,218      12,304,797

  General and administrative expenses       4,187,460       3,861,525       3,700,996
  Selling expenses                          4,551,432       4,518,296       3,174,940
  Shipping expenses                         4,468,331       2,952,968       1,973,665
  Amortization of intangibles               1,059,157       1,032,925       1,044,111
  Market development costs                    784,943       4,261,155              --
  Other                                       608,578         502,515         250,000
                                         --------------------------------------------
Operating income                            4,431,670         709,834       2,161,085
                                         --------------------------------------------

Other expenses:
  Interest expense                          2,750,512       2,449,410       2,639,845
                                         --------------------------------------------

Income (loss) before income taxes           1,681,158      (1,739,576)       (478,760)
Income taxes                                   28,858          64,142              --
                                         --------------------------------------------
Net income (loss)                        $  1,652,300    $ (1,803,718)   $   (478,760)
                                         ============================================

SEE ACCOMPANYING NOTES.

                     VENTSHADE HOLDINGS, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF NET COMMON STOCKHOLDERS' DEFICIT

                                                          COMMON STOCK
                                     --------------------------------------------------------
                                             CLASS A                        CLASS B
                                     --------------------------------------------------------
                                       SHARES        AMOUNT            SHARES       AMOUNT         DEFICIT          TOTAL
                                     --------------------------------------------------------------------------------------
Balance at January 1, 1995
   Conversion of Class B
     common stock to Class A           10,000         $10,000          90,000        $90,000      $(546,435)      $(446,435)
     common stock                      45,000          45,000         (45,000)       (45,000)            --              --
   Net loss                                --              --              --             --       (478,760)       (478,760)
   Accrued dividends on redeemable
     preferred stock                       --              --              --             --       (132,788)       (132,788)
                                     --------------------------------------------------------------------------------------
Balance at December 31, 1995           55,000          55,000          45,000         45,000     (1,157,983)     (1,057,983)
   Net loss                                --              --              --             --     (1,803,718)     (1,803,718)
   Accrued dividends on redeemable
     preferred stock                       --              --              --             --       (140,938)       (140,938)
                                     --------------------------------------------------------------------------------------
Balance at December 31, 1996           55,000          55,000          45,000         45,000     (3,102,639)     (3,002,639)
   Net income                              --              --              --             --      1,652,300       1,652,300
   Redemption of Class A
     common stock                      (1,000)         (1,000)             --             --             --          (1,000)
   Accrued dividends on redeemable
     preferred stock                       --              --              --             --       (149,778)       (149,778)
                                     --------------------------------------------------------------------------------------
Balance at December 31, 1997           54,000     $    54,000          45,000    $    45,000    $(1,600,117)    $(1,501,117)
                                     ======================================================================================

SEE ACCOMPANYING NOTES.

                     VENTSHADE HOLDINGS, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   YEAR ENDED DECEMBER 31
                                                           1997             1996             1995
                                                      -----------------------------------------------
OPERATING ACTIVITIES
Net income (loss)                                     $  1,652,300     $ (1,803,718)    $   (478,760)
Adjustments to reconcile net income (loss) to cash
  used in operating activities:
    Depreciation and amortization                        2,423,365        2,117,083        2,175,408
    Loss on sale of assets                                  51,785               --               --
    Changes in operating assets and liabilities:
      Trade accounts receivable                         (3,503,789)      (3,636,955)      (1,378,152)
      Inventories                                           98,776         (988,952)         810,105
      Income tax receivable                               (303,700)        (175,000)              --
      Prepaid expenses and other assets                   (116,993)        (179,160)        (118,720)
      Trade accounts payable                              (698,338)         735,670          439,547
      Accrued expenses                                  (1,620,573)       3,707,723          279,774
                                                      ----------------------------------------------
Cash provided by (used in) operating activities         (2,017,167)        (223,309)       1,729,202

INVESTING ACTIVITIES
Net additions to property and equipment                 (2,105,705)        (833,387)        (607,289)
Proceeds from sale of assets                                 4,000               --               --
                                                      ----------------------------------------------
Cash used in investing activities                       (2,101,705)        (833,387)        (607,289)

FINANCING ACTIVITIES
Principal payments on long-term debt                    (1,000,000)      (1,500,000)      (1,000,000)
Revolving line of credit net borrowings                  4,700,000        2,050,000         (100,000)
Redemption of stock                                         (1,000)              --               --
Deferred financing costs                                        --               --          (59,291)
                                                      ----------------------------------------------
Cash provided by (used in) financing activities          3,699,000          550,000       (1,159,291)
                                                      ----------------------------------------------

Net decrease in cash and cash equivalents                 (419,872)        (506,696)         (37,378)
Cash and cash equivalents at beginning of year             614,422        1,121,118        1,158,496
                                                      ----------------------------------------------
Cash and cash equivalents at end of year              $    194,550     $    614,422     $  1,121,118
                                                      ==============================================

Supplemental disclosures:
  Interest paid                                       $  2,725,000     $  2,432,000       $ 2,625,000
                                                      ===============================================
  Income taxes paid (net of refunds)                  $    363,000     $    239,000       $         0
                                                      ===============================================

SEE ACCOMPANYING NOTES.

                     VENTSHADE HOLDINGS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1997, 1996 AND 1995


1. NATURE OF BUSINESS

Ventshade Holdings, Inc. and its wholly-owned subsidiary, Auto Ventshade Company (collectively the "Company") were incorporated on November 2, 1994 in the State of Delaware. The Company manufactures and sells various consumer products in the automobile and light truck accessory markets to automobile manufacturers and local, national and international distributors and retailers. Trade receivables are unsecured, and the Company is at risk to the extent such amounts become uncollectible.

The Company was formed to acquire the net operating assets of the Auto Ventshade division of Liberty Specialties, Inc. The net operating assets were acquired on November 21, 1994.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Auto Ventshade Company. All significant intercompany balances and transactions have been eliminated in consolidation.

The carrying amounts reported in the balance sheet for cash and cash equivalents, accounts receivable, accounts payable and notes payable approximate their estimated fair market values.

USE OF ESTIMATES

The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

INVENTORIES

Inventories are stated at the lower of cost, as determined by the first-in, first-out (FIFO) method, or market. Inventories consist of raw materials, work-in process and finished goods. Raw materials consist primarily of packaging materials, plastics and stainless steel.

                     VENTSHADE HOLDINGS, INC. AND SUBSIDIARY

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation expense is calculated over the estimated useful lives of the various assets, ranging from two to ten years, on the straight-line method for financial reporting purposes. Leasehold improvements are amortized over the assets' useful lives or the life of the lease, whichever is shorter. Accelerated methods are utilized for income tax reporting purposes.

The Company's policy is to expense costs associated with the internal development of light duty molds, dies and patterns in the period in which such costs are incurred. Costs associated with the internal development of heavy duty molds are capitalized and depreciated over their estimated useful lives ranging from 3 to 5 years.

GOODWILL

Goodwill is amortized using the straight-line method over 15 years.

Management continuously monitors and evaluates the realizability of goodwill acquired to determine whether its carrying value has been impaired. The Company believes that the carrying value of goodwill is not impaired.

DEFERRED FINANCING COSTS

Deferred financing costs are amortized over the 7-year life of the original term loan (see Note 5).

                     VENTSHADE HOLDINGS, INC. AND SUBSIDIARY

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION

Sales are recorded, net of any related credits for customer cooperative advertising, when the product is shipped to the customer. The Company's product return policy limits customer returns in any given year to a defined percentage of a customer's prior year net sales. Returns are accepted throughout the year and in years subsequent to the product sale.

MARKET DEVELOPMENT COSTS

During 1997, 1996 and 1995, the Company incurred approximately $785,000, $4.3 million and $0, respectively, in market development costs associated with expanding the Company's product lines and distribution channels. Such costs included the agreement to pay non-refundable accommodation fees, retainer fees and credits to accept returns of competitors' merchandise. These costs were incurred in anticipation of future business and were expensed as incurred.

ADVERTISING COSTS

All costs of advertising are expensed by the Company in the period the costs are incurred. Advertising expense approximated $1.9 million, $1.8 million and 1.3 million for the years ended December 31, 1997, 1996 and 1995, respectively.

STATEMENTS OF CASH FLOWS

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

RECLASSIFICATION

Certain reclassifications were made to the prior years' financial statements to conform with current year presentation.

                     VENTSHADE HOLDINGS, INC. AND SUBSIDIARY

3. INVENTORIES

Inventories consist of the following at December 31, 1997 and 1996:

                                                        1997           1996
                                                     -------------------------

        Raw materials                                $1,196,801     $1,275,590
        Work in process                                 438,213        710,166
        Finished goods                                1,554,768      1,302,802
                                                     -------------------------
                                                     $3,189,782     $3,288,558
                                                     =========================

4. PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31, 1997 and 1996:

                                                        1997           1996
                                                     -------------------------

        Molds, dies and patterns                     $3,215,243     $3,075,006
        Machinery and equipment                       4,802,673      2,912,415
        Furniture, fixtures, computer equipment
           and data processing equipment                616,762        458,512
        Leasehold improvements                          292,524        232,961
        Transportation equipment                        219,759        128,281
                                                     -------------------------
                                                      9,146,961      6,807,175

        Less accumulated depreciation and
           amortization                               3,553,409      2,271,520
                                                     -------------------------
                                                     $5,593,552     $4,535,655
                                                     =========================

                     VENTSHADE HOLDINGS, INC. AND SUBSIDIARY

5. LONG-TERM DEBT, NOTES PAYABLE AND REVOLVING LINE OF CREDIT

Long-term debt and notes payable consist of the following at December 31, 1997 and 1996:

                                                         1997           1996
                                                      --------------------------
  Term loan ("Term Loan") payable to the bank in
    principal payments ranging from $250,000 to
    $1,000,000 per quarter beginning
    March 31, 1995 through September 30, 2001
    and a balloon payment of $4,250,000 due
    November 21, 2001. Interest accrues at the
    prime rate plus 1.25% or the LIBOR rate plus
    2.5%. The rate is chosen at the Company's
    option and was 9.5% at December 31, 1997          $15,000,000    $16,000,000

  13.125% Senior Subordinated Notes, interest is
    payable semi-annually, with annual principal
    payments of $1,625,000 on October 31, 2002
    and October 31, 2003 and a payment of
    $3,250,000 on October 31, 2004                      6,500,000      6,500,000
                                                      --------------------------

  Total long-term debt and notes payable               21,500,000     22,500,000
  Less current portion                                  2,250,000      1,000,000
                                                      --------------------------
                                                      $19,250,000    $21,500,000
                                                      ==========================

Aggregate annual maturities of long-term debt and notes payable at December 31, 1997 are as follows:

        1998                                               $ 2,250,000
        1999                                                 2,500,000
        2000                                                 3,000,000
        2001                                                 7,250,000
        2002                                                 1,625,000
        Thereafter                                           4,875,000
                                                           -----------
                                                           $21,500,000
                                                           ===========

                     VENTSHADE HOLDINGS, INC. AND SUBSIDIARY

5. LONG-TERM DEBT, NOTES PAYABLE AND REVOLVING LINE OF CREDIT (CONTINUED)

Effective April 18, 1997 the Term Loan was amended to defer $1 million in principal payments until November 21, 2001. Such amounts were formerly scheduled to be paid during 1997. Accordingly these amounts are classified as long-term debt in the accompanying consolidated financial statements.

The Term Loan is collateralized by all of the Company's assets. The Company is required to prepay principal under the Term Loan if certain cash flow requirements are exceeded. No such cash flow requirements were exceeded for the years ended December 31, 1997 and 1996.

Under the Senior Subordinated Note agreement, payments to the noteholder are subject to certain limitations until the Credit Line and Term Loan have been repaid. The holder of the Senior Subordinated Note (the "Holder") owned 45,000 shares of the Company's Class B nonvoting common stock and 2,000 shares of the nonvoting preferred stock at December 31, 1994. In accordance with the Company's Amended and Restated Certificate of Incorporation, the Holder converted the 45,000 shares of the Company's Class B nonvoting common stock to an equal number of shares of the Company's Class A voting common stock as permitted upon the occurrence of a Permitted Control Event, as defined. The Holder continues to own 45,000 shares of the Company's Class A voting common stock and 2,000 shares of the nonvoting preferred stock at December 31, 1997. The noteholder has a secondary security interest in stock owned by Ventshade Holdings, Inc.

During 1996 the Company had a revolving line of credit ("Credit Line") with a bank that allowed for borrowings not to exceed $6.5 million. Effective April 18, 1997 availability under the Credit Line increased from $6.5 million to $9.5 million. Borrowings under this Credit Line bear interest at the Prime rate plus 1.25% or LIBOR rate plus 2.5%, at the Company's option. The interest rate on borrowings under the Credit Line at December 31, 1997 was 9.5%. The Company must pay a quarterly fee of 0.5% on any unused portion of the Credit Line. Interest on advances is payable monthly or quarterly at the Company's option. The total advances under the Credit Line are limited to certain percentages of accounts receivable and inventories. At December 31, 1997 an aggregate amount of approximately $1.9 million was considered available, as defined. All outstanding borrowings are due upon maturity of the Credit Line on November 21, 2001. The Credit Line is collateralized by all of the Company's assets.

                     VENTSHADE HOLDINGS, INC. AND SUBSIDIARY

5. LONG-TERM DEBT, NOTES PAYABLE AND REVOLVING LINE OF CREDIT (CONTINUED)

The Term Loan and Credit Line contain numerous restrictive covenants, including, but not limited to, maintenance of certain financial ratios. The Company was in compliance with the terms and restrictions of such covenants at December 31, 1997 and 1996.

6. INCOME TAXES

Deferred income taxes reflect the net effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The Company has approximately $1.3 million of net operating losses available to offset against future taxable income, subject to certain limitations. Such losses expire in 2010 through 2012.

Income taxes for the years ended December 31, 1997 and 1996 primarily relate to federal alternative minimum taxes.

The tax effects of the types of temporary differences which give rise to deferred income tax assets (liabilities) are as follows at December 31, 1997 and 1996:

                                                         1997           1996
                                                     --------------------------

         Net operating loss carryforwards            $   502,000     $  298,000
         Reserves not currently deductible               518,000      1,193,000
         Other                                           464,000        263,000
                                                     --------------------------
         Gross deferred income tax assets              1,484,000      1,754,000
         Valuation allowance                            (416,000)      (995,000)
                                                     --------------------------
         Net deferred income tax assets                1,068,000        759,000
         Accelerated depreciation and amortization    (1,068,000)      (759,000)
                                                     --------------------------
         Net deferred income tax asset               $        --     $       --
                                                     ==========================


A reconciliation of the provision for income taxes to the Federal statutory rate of 34% is as follows:

                                                               1997            1996          1995
                                                            ---------       ---------      ---------
Tax expense (benefit) at statutory rate                     $ 572,000       $(591,000)     $(163,000)
State taxes, net of Federal tax expense (benefit)              74,000         (70,000)       (19,000)
Other items                                                   (38,000)         97,000         16,000
Valuation allowance                                          (579,000)        628,000        166,000
                                                            ---------       ---------      ---------
                                                               29,000          64,000             --
                                                            =========       =========      =========

                     VENTSHADE HOLDINGS, INC. AND SUBSIDIARY

7. COMMITMENTS

LEASE COMMITMENTS

The Company leases its office and production facility under noncancelable operating lease agreements. Total future minimum rental commitments under these agreements at December 31, 1997 are as follows:

        1998                               $  521,333
        1999                                  472,500
        2000                                   78,750
                                           ----------
                                           $1,072,583
                                           ==========

Rent expense approximated $576,000, $471,000 and $423,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

EMPLOYMENT AND NONCOMPETE AGREEMENT

Certain key executives had employment contracts including annual bonuses equal to a defined percentage of the adjusted operating profit, as defined, which expired in 1997. The contracts entitled each executive to receive an annual salary and bonus throughout the contract period. Such contracts have not been renewed to date. Additionally, one executive had a noncompete agreement under which the Company would pay him $100,000 annually for five years following termination, as defined.

                     VENTSHADE HOLDINGS, INC. AND SUBSIDIARY

8. RELATED PARTY TRANSACTION

The Company entered into a management consulting agreement with an affiliate to render consulting services in connection with its financial and business affairs. The management fees are $250,000 annually. During each of the years ended December 31, 1997, 1996 and 1995, $250,000 is included in other expenses in the consolidated statements of operations related to this agreement.

9. PREFERRED STOCK

The Company is authorized to issue 10,000 shares of $.01 par value nonvoting cumulative preferred stock and one share of $.01 par value special voting preferred stock. At inception, the Company issued 2,150 shares of nonvoting cumulative preferred stock and one share of special voting preferred stock for cash. The nonvoting cumulative preferred stock is entitled to a 6% annual dividend. At December 31, 1997 and 1996, unpaid dividends approximated $438,000 and $288,000, respectively. On October 31, 2005, subject to certain provisions as set forth in the Amended and Restated Certificate of Incorporation, the Company shall purchase and redeem, at the redemption price as defined ($1,000 per share plus any accrued and unpaid dividends on the nonvoting cumulative preferred stock), all of the outstanding shares of the nonvoting cumulative preferred stock and the special voting preferred stock.

10. EMPLOYEE BENEFIT PLAN

The Company administers a benefit plan under Internal Revenue Code Section 401(k) which covers substantially all employees of the Company. The plan provides for the Company to contribute $0.50 for each $1.00 contributed by the employee up to 4% of the employee's salary. During the years ended December 31, 1997, 1996 and 1995, the Company contributed approximately $48,000, $51,000 and $15,000, respectively.

11. MAJOR CUSTOMERS AND SUPPLIERS

The Company derived approximately 20% and 10% of sales in 1997 and 1996, respectively, from one customer and 9% and 11% of sales in 1997 and 1996, respectively, from another customer. Although not expected, loss of these customers could significantly impact the Company's operations.

                     VENTSHADE HOLDINGS, INC. AND SUBSIDIARY

11. MAJOR CUSTOMERS AND SUPPLIERS (CONTINUED)

The Company purchases the majority of its plastic and packaging raw materials from two suppliers. As these raw materials are readily available from other suppliers, the Company believes loss of these vendors would not significantly impact the Company's operations.

12. YEAR 2000 (UNAUDITED)

The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. As a result, those computer programs may have time-sensitive software that recognize a date using "00" as the year 1900 rather than the year 2000. The Company has initiated an assessment of the year 2000 issue by reviewing each item of computer software and hardware utilized for year 2000 compliance. There can be no guarantee that the systems of other companies on which the Company's systems rely will be converted timely and would not have an adverse effect on the Company's systems. The Company believes that the year 2000 issue will not pose significant operational problems for its computer systems.

         (b) PRO FORMA FINANCIAL INFORMATION.

             Pro forma financial information required to be filed pursuant to
             Item 7 of Report on Form 8-K filed on January 6, 1999.

On December 23, 1998, a wholly-owned subsidiary of Lund International Holdings, Inc. (the "Company"), New Holdings, Inc., a Delaware corporation, acquired all of the issued and outstanding capital stock of Ventshade Holdings, Inc. ("Ventshade") for an aggregate purchase price of $66,875,000 excluding direct transaction costs and final adjustments. The funds for the purchase of the outstanding capital stock were obtained from (i) an equity investment in the Company of $25 million from an affiliate of Harvest Partners, Inc., entities of Massachusetts Mutual Life Insurance Company, Liberty Mutual Insurance Company, and BancBoston Capital, Inc., (ii) a loan to the Company of $25 million from Heller Financial, Inc., (iii) a loan to the Company of $20 million from an affiliate of Massachusetts Mutual Life Insurance Company and National City Venture Corporation, and (iv) seller financing of $875,000 included for tax credits which were due to the Company as a result of the acquisition. Complete details of the funding arrangements for this transaction can be found in Form 8-K that was filed on January 6, 1999.

Ventshade Holdings, Inc. is a holding company with one subsidiary, Auto Ventshade Company ("AVS"). AVS headquartered in Lawrenceville, Georgia, is a manufacturer and supplier to the automotive aftermarket of shades, visors, deflectors, and light covers used on pick-up trucks, sport utility vehicles, minivans (collectively "light trucks"), and passenger cars. AVS is a supplier to all major channels of distribution for automotive accessories, including automotive retailers, mass merchandisers, leading three-step distributors, and original equipment manufacturers. The Company intends to utilize management expertise, assets, and distribution channels obtained in connection with the acquisition for the continued production and distribution of accessories for light trucks and passenger cars.

In a two-step transaction on December 30, 1997 and February 27, 1998, a wholly-owned subsidiary of the Company acquired all the issued and outstanding stock of Deflecta-Shield Corporation ("Deflecta-Shield") for per share consideration of $16.00 or total consideration of $76.8 million excluding direct transaction costs and final adjustments. Deflecta-Shield is a holding company with subsidiaries involved in the manufacture and marketing of accessories for light trucks and heavy trucks. Deflecta-Shield's principal product lines for light trucks are bug deflectors, running boards, cab visors, taillight covers, aluminum tool boxes, and suspension systems. For heavy trucks, Deflecta-Shield is a supplier of winterfronts, bug screens, bug deflectors, rock guards, and interior trim parts. For a complete synopsis of the Deflecta-Shield acquisition by the Company, refer to Form 8-K/A filed on March 16, 1998.

The following pro forma condensed consolidated statements of operations for the year ended June 30, 1997 and six months ended December 31, 1997 give effect to the Deflecta-Shield and Ventshade acquisitions and the financing thereof as if such transactions had occurred on July 1, 1996. The pro forma condensed consolidated statements of operations for the nine months ended September 30, 1998 and the pro forma condensed balance sheet as of September 30, 1998 for the Company includes Deflecta-Shield and thus the pro forma statement of operations and balance sheet gives effect only to the acquisition and the financing of Ventshade. The acquisitions were accounted for pursuant to the purchase method of accounting.

The pro forma financial data presented herein is based on management's estimate of the effects of the acquisition and financing thereof. The pro forma financial data is based upon current available information and certain assumptions that the Company believes are reasonable. The registrant does not expect the receipt of additional information to have a material adverse effect on the pro forma financial data. The pro forma condensed consolidated balance sheet as of September 30, 1998 and the statements of operations for the year ended June 30, 1997, six months ended December 31, 1997, and nine months ended September 30, 1998 are unaudited, but in the opinion of the Company include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations and financial position for the periods presented.

The pro forma condensed consolidated balance sheet as of September 30, 1998 and the statements of operations for the year ended June 30, 1997, six months ended December 31, 1997, and nine months ended September 30, 1998 are not necessarily indicative of the results of operations or financial position that actually would have been achieved had the transactions described been consummated as of the dates indicated, or that may be achieved in the future.

                        Lund International Holdings, Inc.
            Unaudited Pro-Forma Condensed Consolidated Balance Sheet
                               September 30, 1998
                                  ($ in 000's)



                                                         Lund International      Ventshade        Pro Forma        Pro Forma
                                                           Historical (1)      Historical (2)    Adjustments     Consolidated
                                                           --------------      --------------    -----------     ------------
ASSETS
Current assets:
  Cash and temporary cash investments                        $    565            $   638           $   --            $  1,203
  Restricted cash                                                  24               --                                     24
  Accounts receivable, net                                     22,923             12,780                               35,703
  Inventories                                                  17,635              3,545                671 (3)        21,851
  Deferred income taxes                                         3,107              1,010                296 (4)         4,413
  Other current assets                                          2,743                659                                3,402
                                                             --------            -------           --------          --------
     Total current assets                                      46,997             18,632                967            66,596
Property and equipment, net                                    21,054              5,601              2,018 (5)        28,673
Intangibles, net                                               67,004             10,389             44,221 (6)       121,614
Restricted cash and marketable securities                         547               --                                    547
Other assets                                                    2,018                528              2,040 (7)         4,145
                                                                                                       (441)(8)
                                                             --------            -------           --------          --------
                                                             $137,620            $35,150           $ 48,805          $221,575
                                                             ========            =======           ========          ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Revolving line of credit                                  $   --              $ 4,450           $ (4,450)(9)      $   --
   Accounts payable, trade                                      8,563              1,847                               10,410
  Accrued expenses                                              7,035              3,932                804 (10)       13,153
                                                                                                      1,382 (11)
  Long-term debt, current portion                              55,227              2,437                800 (12)       56,027
                                                                                                     (2,437)(9)
                                                             --------            -------           --------          --------
     Total current liabilities                                 70,825             12,666             (3,901)           79,590
Long-term debt, less current portion                            3,110             17,375             44,200 (12)       44,710
                                                                                                    (17,375)(9)
                                                                                                     (2,600)(13)
Deferred income taxes                                           2,360                666              5,509 (4)         8,535
Other liabilities                                                 110               --                                    110
                                                             --------            -------           --------          --------
     Total liabilities                                         76,405             30,707             25,833           132,945
Stockholders' equity:
  Preferred stock                                                --                  556                  2 (14)            2
                                                                                                       (556)(15)
  Class A common stock                                            526                 54                105 (14)          631
                                                                                                        (54)(15)
  Class B common stock                                             15                 45                (45)(15)           15
  Additional paid-in capital                                   30,856              2,150             24,708 (14)       58,164
                                                                                                      2,600 (13)
                                                                                                     (2,150)(15)
  Retained earnings                                            29,818              1,638             (1,638)(15)       29,818
                                                             --------            -------           --------          --------
     Total stockholders' equity                                61,215              4,443             22,972            88,630
                                                             --------            -------           --------          --------
                                                             $137,620            $35,150           $ 48,805          $221,575
                                                             ========            =======           ========          ========

The following footnotes describe the adjustments to the historical financial statements to arrive at the condensed pro forma consolidated balance sheet at September 30, 1998. In preparing such adjustments, the assumed purchase price is as follows ($ in 000's):

             Acquisition of stock of Ventshade Holdings, Inc.          $66,875
             Direct transaction costs                                    1,758
             Working capital adjustment                                    524
                                                                       -------
                                                                       $69,157
                                                                       =======


The purchase price has been allocated to assets and liabilities as indicated in the following summary opening balance sheet of Ventshade Holdings, Inc. ($ in 000's):

             Current assets                                            $19,599
             Property and equipment, net                                 7,619
             Identifiable Intangibles, net                              12,201
             Goodwill                                                   42,409
             Other assets                                                   87
                                                                       -------
               Total assets                                             81,915
                                                                       -------

             Current liabilities                                       $ 6,583
             Deferred income taxes                                       6,175
                                                                       -------
               Total liabilities                                        12,758
                                                                       -------
             Net assets                                                $69,157
                                                                       =======

(1) The unaudited historical consolidated balance sheet of the Company as of September 30, 1998 as reported and filed with the Securities and Exchange Commission in the Company's Form 10-Q for the quarterly period ending September 30, 1998.

(2) The unaudited historical balance sheet of Ventshade as of September 30, 1998. Reclassifications have been made to Ventshade's balance sheet in order for consistent presentation with the Company.

(3)      Represents fair market value adjustment to inventories.

(4) Represents deferred tax adjustments resulting from balance sheet purchase accounting adjustments.

(5)      Represents fair market value adjustments to molds and dies.

(6) Represents the increase in intangibles to reflect the goodwill of approximately $42.4 million and fair market value adjustments to work force in-place, customer lists, and non-compete agreement of $2.9 million, $8.8 million, and $501,275, respectively.

(7) Represents financing costs that were incurred and deferred in connection with the debt to finance the acquisition.

(8) Represents the write-off of deferred financing costs resulting from the early repayment of Ventshade's debt.

(9)      Represents Ventshade's debt repaid in connection with the acquisition.

(10) Represents an accrual for estimated market development costs and non-compete payments related to the consolidation of the business of the Company and Ventshade.

(11)     Represents the accrual of the Company's unpaid deal fees and expenses.

(12)     Represents the debt incurred to finance the acquisition.

(13) Represents the fair value of share warrants issued in connection with subordinated debt incurred to finance the acquisition.

(14) Represents common and preferred stock issued in connection with a $25 million equity contribution to the Company. The equity contribution of $25 million is reduced by costs of $185,000 incurred in connection with the equity contribution.

(15)     Represents the elimination of Ventshade's shareholders' equity.

                        Lund International Holdings, Inc.
       Unaudited Pro-Forma Condensed Consolidated Statement of Operations
                  For The Nine Months Ending September 30, 1998
                     ($ in 000's, except earnings per share)

                                                                        Ventshade
                                     Lund            Ventshade          Pro Forma         Pro Forma
                                 Historical(1)     Historical(2)       Adjustments       Consolidated
                                 -------------     -------------       -----------       ------------
Net sales                        $     86,424      $     43,177                          $    129,601
Cost of goods sold                     61,150            26,963                378 (3)         88,491
                                 --------------------------------------------------      -------------
Gross profit                           25,274            16,214               (378)            41,110

Operating expenses
  General and administrative            8,416             3,244                                11,660
  Selling and marketing                10,275             5,083                                15,358
  Research and development              2,187               330                                 2,517
  Amortization                          1,758               794              1,244 (4)          3,796
                                 --------------------------------------------------      -------------
Total operating expenses               22,636             9,451              1,244             33,331
                                 --------------------------------------------------      -------------
Income from operations                  2,638             6,763             (1,622)             7,779

Other income (expense)
  Interest expense                     (4,118)           (1,898)            (2,012)(5)         (8,028)
  Interest income                         104                --                                   104
  Other, net                               (3)             (366)                                 (369)
                                 --------------------------------------------------      -------------
Other income (expense)                 (4,017)           (2,264)            (2,012)            (8,293)
                                 --------------------------------------------------      -------------
Income (loss )before income taxes      (1,379)            4,499             (3,634)              (514)
Income tax (benefit) expense              (52)            1,486             (1,204)(6)            230
                                 --------------------------------------------------      -------------

Net income (loss)                $     (1,327)     $      3,013       $     (2,430)      $       (744)
                                 ==================================================      =============

Net loss per share               $      (0.22)                                           $      (0.10)
                                 =============                                           =============

Common weighted average
  shares (basic)                        6,150                                1,047 (7)          7,197
                                 =============                        =============      =============

(1) Represents the unaudited historical statement of operations of the Company for the nine months ended September 30, 1998 as reported and filed with the Securities and Exchange Commission in the Company's Form 10-Q for the quarterly period ending September 30, 1998.

(2) Represents the unaudited historical statement of operations of Ventshade for the nine months ended September 30, 1998. Reclassifications have been made to this Ventshade statement of operations in order for there to be consistent presentation with the Company.

(3)  Represents increased depreciation of molds and dies (4 years).

(4) Represents increased amortization of goodwill (40 years), work force (5 years), non-compete (6 years), and customer list (10 years).

(5) Represents interest expense related to indebtedness incurred to complete the acquisition and amortization of related deferred financing costs, offset by interest expense on Ventshade's debt and related deferred financing costs retired in connection with the acquisition. Pro forma interest expense was calculated based on average debt outstanding using the current interest rates on acquisition debt.

(6) Represents the tax effect of the pro forma purchase accounting adjustments at the consolidated Company and Ventshade tax rate.

(7) Represents common shares issued in connection with the $25 million equity investment.

                        Lund International Holdings, Inc.
       Unaudited Pro-Forma Condensed Consolidated Statement of Operations
                   For The Six Months Ending December 31, 1997
                     ($ in 000's, except earnings per share)

                                                                                     Deflecta-Shield   Ventshade
                                        Lund       Deflecta-Shield    Ventshade         Pro Forma      Pro Forma         Pro Forma
                                    Historical(1)   Historical(2)    Hisorical(3)      Adjustments    Adjustments      Consolidated
                                    -------------   -------------    ------------      -----------    -----------      ------------
Net sales                            $ 19,523         $ 36,464         $ 25,458                                          $ 81,445
Cost of goods sold                     12,946           24,165           16,700            1,129 (4)         252 (11)      55,192

                                    -------------------------------------------------------------      ----------       -----------
Gross profit                            6,577           12,299            8,758           (1,129)           (252)          26,253

Operating expenses
  General and administrative            2,066            3,639            2,094             (781)(5)                        7,018
  Selling and marketing                 3,103            5,393            4,729           (1,129)(4)                       12,096
  Research and development                722               --              240              781 (5)                        1,743
  Non-recurring transaction             1,174            1,099               --                                             2,273
  Amortization                             80              221              529              973 (6)         830 (12)       2,633
                                    -------------------------------------------------------------      ----------       -----------
Total operating expenses                7,145           10,352            7,592             (156)            830           25,763
                                    -------------------------------------------------------------      ----------       -----------
(Loss) income from operations            (568)           1,947            1,166             (973)         (1,082)             490

Other income (expense)
  Interest expense                       (159)            (244)          (1,430)          (2,214)(7)        (589)(13)      (4,636)
  Inerest income                          306               --               --             (306)(8)                            0
  Other, net                              (63)              --             (220)                                             (283)
                                    -------------------------------------------------------------      ----------       -----------
Other income (expense)                     84             (244)          (1,650)          (2,520)           (589)          (4,919)
                                    -------------------------------------------------------------      ----------       -----------
Income (loss) before income taxes        (484)           1,703             (484)          (3,493)         (1,671)          (4,429)
Income tax (benefit) expense             (121)             740             (253)          (2,088)(9)         282 (14)      (1,440)
                                    -------------------------------------------------------------      ----------       -----------

Net (loss) income                    $   (363)        $    963         $   (231)        $ (1,405)       $ (1,953)        $ (2,989)
                                    =============================================================      ==========       ===========

Net (loss) income per share          $  (0.08)                                                                           $  (0.38)
                                    ==========                                                                          ===========

Common weighted average
  shares (basic)                        4,386                                              2,368 (10)       1,047 (15)      7,801
                                    ==========                                         ==========      ===========      ===========

(1) The historical statement of operations of the Company for the six months ended December 31, 1997 as reported and filed with the Securities and Exchange Commission in the Company's Form 10-K for the transitional period from July 1, 1997 to December 31, 1997.

(2) The unaudited historical statement of operations of Deflecta-Shield Corporation and its subsidiaries for the six months ended December 31, 1997.

(3) The unaudited historical statement of operations of Ventshade for the six months ended December 31, 1997. Reclassifications have been made to this Ventshade statement of operations in order for consistent presentation with the Company.

(4) Reclassification of freight expense from selling and marketing expense to cost of goods sold for consistent presentation with the Company.

(5) Reclassification of research and development expense from general and administrative to a separate research and development category for consistent presentation with the Company.

(6) Represents increased amortization of goodwill (40 years), customer lists (10 years), and patents (6 years).

(7) Represents interest expense related to indebtedness incurred to complete the acquisition and amortization of related deferred financing costs, offset by interest expense on Deflecta-Shield debt and related deferred financing costs retired in connection with the acquisition. Pro forma interest expense was calculated based on average debt outstanding using the interest rates on acquisition debt in effect on the date of acquisition.

(8) Elimination of interest income from marketable securities used to finance the Deflecta-Shield acquisition.

(9) Represents the tax effect of the pro forma purchase accounting adjustments at the consolidated tax rate for the Company and Deflecta-Shield.

(10) Represents common shares issued in connection with a $30 million equity investment.

(11) Represents increased depreciation of molds and dies (4 years).

(12) Represents increased amortization of goodwill (40 years), work force (5 years), non-compete (6 years), and customer list (10 years).

(13) Represents interest expense related to indebtedness incurred to complete the acquisition and amortization of related deferred financing costs, offset by interest expense on Ventshade's debt and related deferred financing costs retired in connection with the acquisition. Pro forma interest expense was calculated based on average debt outstanding using the current interest rates on acquisition debt.

(14) Represents the tax effect of the pro forma purchase accounting adjustments at the consolidated Company level.

(15) Represents common shares issued in connection with the $25 million equity investment.

                        Lund International Holdings, Inc.
       Unaudited Pro-Forma Condensed Consolidated Statement of Operations
                   For The Twelve Months Ending June 30, 1997
                     ($ in 000's, except earnings per share)

                                                                                       Deflecta-Shield   Ventshade
                                            Lund      Deflecta-Shield     Ventshade       Pro Forma      Pro Forma      Pro Forma
                                        Historical(1)  Historical(2)    Historical(3)    Adjustments    Adjustments    Consolidated
                                        -------------  -------------    -------------    -----------    -----------    ------------
Net sales                                $  43,305       $  71,377       $  47,748                                      $ 162,430
Cost of goods sold                          28,531          46,096          29,455          2,182 (4)         504 (12)    108,088
                                                                                              649 (5)         671 (5)
                                         ----------------------------------------------------------     -----------     -----------
Gross profit                                14,774          25,281          18,293         (2,831)         (1,175)         54,342

Operating expenses
  General and administrative                 4,247           7,585           4,200         (1,303)(6)          --          14,729
  Selling and marketing                      6,332           9,104          11,163         (2,182)(4)          --          24,417
  Research and development                   1,290              --             421          1,303 (6)                       3,014
  Amortization                                 139             446             923          1,946 (7)       1,659 (13)      5,113
                                        ----------------------------------------------------------     -----------     -----------
Total operating expenses                    12,008          17,135          16,707           (236)          1,659          47,273
                                        ----------------------------------------------------------     -----------     -----------
Income from operations                       2,766           8,146           1,586         (2,595)         (2,834)          7,069
                                        ----------------------------------------------------------     -----------     -----------

Other income (expense)
  Interest expense                            (293)           (756)         (2,678)        (3,944)(8)      (2,670)(14)    (10,341)
  Interest income                              695              --              --           (695)(9)          --              (0)
  Other, net                                   (38)             --            (392)                            --            (430)
                                        ----------------------------------------------------------     -----------     -----------
Other income (expense)                         364            (756)         (3,070)        (4,639)         (2,670)        (10,771)
                                        ----------------------------------------------------------     -----------     -----------
Income (loss) before income taxes            3,130           7,390          (1,484)        (7,234)         (5,504)         (3,702)
Income tax (benefit) expense                   934           2,975             336         (2,117)(10)     (2,997)(15)       (869)
                                        ----------------------------------------------------------     -----------     -----------

Net income (loss)                        $   2,196       $   4,415       $  (1,820)     $  (5,117)      $  (2,507)      $  (2,833)
                                        ==========================================================     ===========     ===========

Net income (loss) per share              $    0.50                                                                      $   (0.36)
                                        ===========                                                                    ===========

Common weighted average
  equivalent shares (basic and diluted)      4,394                                          2,368 (11)      1,047 (16)       7,809
                                        ===========                                     ==========     ===========     ============

(1) The historical statement of operations of the Company for the twelve months ended June 30, 1997 as reported and filed with the Securities and Exchange Commission in the Company's Form 10-K.

(2) The unaudited historical statement of operations of Deflecta-Shield for the twelve months ended June 30, 1997 as derived from reported results in Deflecta-Shield's Form 10-Q for the quarterly period ending June 30, 1997, Form 10-Q for the quarterly period ending June 30, 1996, and Form 10-K for the year ended December 31, 1996 as filed with the Securities and Exchange Commission.

(3) The unaudited historical statement of operations of Ventshade for the twelve months ended June 30, 1997. Reclassifications have been made to this Ventshade statement of operations in order for consistent presentaton with the Company.

(4) Reclassification of freight expense from selling and marketing expense to cost of goods sold for consistent presentation with the Company.

(5) Represents cost of goods sold related to the fair market value adjustment to inventories.

(6) Reclassification of research and development expense from general and administrative to a separate research and development category for consistent presentation with the Company.

(7) Represents increased amortization of goodwill (40 years), customer lists (10 years), and patents (6 years).

(8) Represents interest expense related to indebtedness incurred to complete the acquisition and amortization of related deferred financing costs, offset by interest expense on Deflecta-Shield debt and related deferred financing costs retired in connection with the acquisition. Pro forma interest expense was calculated based on average debt outstanding using the current interest rates on acquisition debt.

(9) Elimination of interest income from marketable securities used to finance the Deflecta-Shield acquisition.

(10) Represents the tax effect of the pro forma purchase accounting adjustments at the consolidated tax rate for the Company.

(11) Common shares issued in connection with a $30 million equity investment.

(12) Represents increased depreciation of molds and dies (4 years).

(13) Represents increased amortization of goodwill (40 years), work force (5 years), non-compete (6 years), and customer list (10 years).

(14) Represents interest expense related to indebtedness incurred to complete the acquisition and amortization of related deferred financing costs, offset by interest expense on Ventshade's debt and related deferred financing costs retired in connection with the acquisition. Pro forma interest expense was calculated based on average debt outstanding using the current interest rates on acquisition debt.

(15) Represents the tax effect of the pro forma purchase accounting adjustments at the consolidated Company level.

(16) Common shares were issued in connection with the $25 million equity investment.

         (c) EXHIBITS.

             23.1   Consent of Ernst & Young LLP

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    LUND INTERNATIONAL HOLDINGS, INC.


Dated: March 8, 1999                By:     /s/ Dennis W. Vollmershausen
                                        ----------------------------------------
                                                Dennis W. Vollmershausen
                                                Its Chief Executive Officer

                                  EXHIBIT INDEX

          Exhibit Number                                  Description

              23.1                                Consent of Ernst & Young LLP